Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED FIRST QUARTER 2023 SALES AND EARNINGS

Eau Claire, Wisconsin (May 5, 2023) — National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2023 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales for the quarter were up $18.5 million or 45.9% from those reported in the comparable 2022 quarter, reflecting increased shipments from backlog. Sales for the Housewares/Small Appliances segment were essentially flat – up $746 thousand or 3.7%. Safety segment sales were nominal. The Defense segment’s operating earnings largely followed sales and were up $4.5 million or 74.2% from first quarter 2022. In contrast to the prior year’s loss, reduced logistical costs combined with the price increases secured after first quarter 2022 resulted in positive Housewares/Small Appliance segment operating earnings for first quarter 2023. As noted in the Letter to Stockholders in the 2023 annual report, the reduction in logistical costs has led retailers to demand reduced prices. Given the competitive milieu, the segment did reduce its prices to all customers in mid-April 2023. The Safety segment reported a loss as anticipated.”

During the March 2023 Inspired Home Show (formerly the International Housewares Show) the Housewares/Small Appliance segment unveiled a full line of FreshDaddy™ vacuum sealing products, which includes three vacuum sealers. Each is a handsome product with stainless steel accents. The first vacuum sealer is a basic unit that cuts, seals, and vacuum-seals custom bags from roll material included with the product. The second vacuum sealer is a premium unit. It not only performs the basic cutting, sealing and vacuum sealing functions but also offers ultra-convenient bag storage and an accessory to vacuum reusable zipper bags and containers. The third is a deluxe unit with extra vacuuming power, digital controls, and a scale for portion control. It not only has the ability to vacuum zipper bags and containers but also features a marinate setting that enables the user to complete the marinating process in a mere 30 minutes rather than overnight. The Segment also will be offering rolls of bags, reusable zipper bags in quart and gallon sizes, and a three-piece vacuum container set.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	April 2, 2023	April 3, 2022
Net Sales	$80,409,000	$60,754,000
Net Earnings	$8,878,000	$2,915,000
Net Earnings Per Share	$1.25	$.41
Weighted Average Shares Outstanding	7,097,000	7,073,000

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.